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                                                              EXHIBIT 23(e)


We consent to the filing of our opinion dated August 21, 1998 to the US Servis Board of Directors attached as Appendix B to the Proxy Statement/Prospectus, which is part of this Registration Statement, and to the references to our firm name under the headings "Opinion of Financial Advisor to USS," "Background of the Merger," and "Reasons of USS for Engaging in the Merger; Recommendation of the USS Board."


Volpe Brown Whelan & Company, LLC
San Francisco, California


/s/ Steve D. Piper
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Dated: August 20, 1998